Exhibit 99.1

Company Contact:
Mary C. Adams, Chief Administrative Officer
310-342-2229
madams@learningtree.com

LEARNING TREE ANNOUNCES SECOND QUARTER RESULTS

EL SEGUNDO, CA—May 9, 2006—Learning Tree International, Inc. (NASDAQ: LTRE) announced today consolidated revenues and earnings for the second quarter and the first six months of its 2006 fiscal year.

Revenues for the quarter ended March 31, 2006 were $34.3 million compared with $34.9 million for the same quarter of the prior year. Loss from operations for the quarter was $3.8 million compared with a loss of $3.6 million for the same quarter of the prior year. Net loss for the quarter was $1.9 million compared to a net loss of $0.9 million for the same quarter of the prior year. Net loss per diluted share for the second quarter was $0.11 compared with a net loss per diluted share of $0.05 for the same quarter of the prior year. The disparity in net loss relates primarily to differences in the effective tax rates between the two years.

Revenues for the six months ended March 31, 2006 were $74.1 million compared with $74.6 million for the same period of the prior year. Loss from operations for the six months of $0.9 million compares with loss from operations of $1.0 million for the same period of the prior year. Net income for the six months was $0.3 million compared with net income of $0.0 million for the same period of the prior year. Net income per diluted share for the first six months ended March 31, 2006 was $0.02 compared with net income per diluted share of $0.00 for the same period of the prior year.

“While our results for the quarter were in line with our prior guidance, we are not satisfied with the company’s performance at this point in time,” commented Nicholas Schacht, Learning Tree’s President and CEO. “We continue to focus on returning our business to growth and consistent profitability. We have already taken a number of steps to reduce long-term infrastructure costs in future quarters, and we are working hard to identify additional opportunities to improve profitability and grow our business.”

Learning Tree International is a leading worldwide provider of vendor-independent education and training to IT professionals and managers in business and government organizations. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on Web development, operating systems, programming languages, databases, computer networks, computer and network security, object-oriented technology, applied management, project management and key business skills. Learning Tree also tests and certifies IT and business professionals, and Learning Tree courses are recommended for college credit by the American Council on Education. In addition, Learning Tree is on the National Association of State Boards of Accountancy National Registry of CPE sponsors and is a Registered Education Provider of the Project Management Institute (PMI). For more information about Learning Tree products and services, call 1-800-THE-TREE (1-800-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable; inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in the discussion that follows, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements.

In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Exhibit 99.1, “Risk Factors” to Learning Tree’s Annual Report on

Form 10-K (“Exhibit 99.1”). Please read that exhibit carefully. Some of the factors discussed in Exhibit 99.1 that could affect Learning Tree include: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

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LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(all amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	(Unaudited)		(Unaudited)
	March 31, 2006	April 1, 2005	March 31, 2006	April 1, 2005
		(restated)		(restated)
Revenues	$34,282	$34,865	$74,087	$74,627
Costs of revenues	18,272	18,459	37,225	37,301

Gross profit	16,010	16,406	36,862	37,326

Operating expenses:
Course development	2,436	2,010	4,734	3,815
Sales and marketing	11,384	11,448	20,725	21,236
General and administrative	6,012	6,570	12,267	13,320

Total operating expenses	19,832	20,028	37,726	38,371

Loss from operations	(3,822)	(3,622)	(864)	(1,045)

Other income, net	842	649	1,502	1,124

(Loss) Income before income taxes	(2,980)	(2,973)	638	79
Income tax (benefit) provision	(1,082)	(2,112)	293	53

Net (loss) income	$(1,898)	$(861)	$345	$26

(Loss) earnings per common share	$(0.11)	$(0.05)	$0.02	$0.00

(Loss) earnings per common share assuming dilution	$(0.11)	$(0.05)	$0.02	$0.00

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(all amounts in thousands)

	March 31, 2006	September 30, 2005

	(Unaudited)
Cash and investments	$75,071	$75,291
Accounts receivable	13,671	15,568
Prepaid taxes and other expenses	8,635	8,078

Total current assets	97,377	98,937
Equipment, long-term investments and other	35,156	33,041

Total assets	$132,533	$131,978

Accounts payable and accrued liabilities	$16,750	$19,064
Deferred revenue	47,278	44,956

Total current liabilities	64,028	64,020
Other	7,488	6,949

Total liabilities	71,516	70,969

Stockholders’ equity	61,017	61,009

Total liabilities and stockholders’ equity	$132,533	$131,978

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